Exhibit 99.1

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Release Date:    FOR IMMEDIATE RELEASE

Contact:	Media: Mike Cummins, +1.630.598.8412
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION APPOINTS JEFFREY W. UBBEN TO BOARD OF DIRECTORS

DOWNERS GROVE, Ill. (Aug. 28, 2008) – Sara Lee Corp. (NYSE: SLE) announced today that its board of directors has appointed Jeffrey W. Ubben a director of the corporation, effective Aug. 25, 2008. Ubben is chief executive officer, chief investment officer, and a founder of ValueAct Capital, a San Francisco-based investment firm. His appointment brings the number of Sara Lee Corp. directors to 11.

“We are pleased to welcome Jeff to our board of directors,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corp. “His experience serving on numerous public companies’ boards, his extensive financial knowledge and his interest as a major stockholder will contribute to our continuing momentum.”

“I am excited to join Sara Lee’s board of directors,” Ubben said. “Brenda and her team have made significant strides in the company’s transformation. I look forward to actively working with the senior management team and the other directors to continue to create value for all shareholders.”

ValueAct Capital is one of Sara Lee’s largest stockholders. Sara Lee and ValueAct Capital have signed an agreement as part of Mr. Ubben’s appointment to its board of directors, details of which can be found in Sara Lee’s 8-K filed today with the Securities and Exchange Commission.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate more than $13 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 44,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

About ValueAct Capital

ValueAct Capital®, with offices in San Francisco and Boston and approximately $6 billion in investments, seeks to make active strategic-block value investments in a limited number of companies. The Principals have demonstrated expertise in sourcing investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital. ValueAct Capital concentrates primarily on acquiring significant ownership stakes in publicly traded companies, and a select number of control investments, through both open-market purchases and negotiated transactions.

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